Exhibit 10.2

August 23, 2013

Mr. Charles H. Cannon, Jr.

70 West Madison Street

Chicago, IL 60602

Dear Charlie:

We want to acknowledge the notification you gave us yesterday of your decision to retire as our Chief Executive Officer and President and to thank you for your dedicated service and commitment to John Bean Technologies Corporation (the “Company”).

The purpose of this letter is to memorialize certain terms by which you will continue to be engaged by the Company as the Company’s Executive Chairman of the Board of Directors following that retirement.

Term. Your voluntary retirement as Chief Executive Officer and President shall become effective on September 9, 2013 (the “Termination Date”). Following the Termination Date, you agree to serve as Executive Chairman for the remainder of your current term as a director of the Company, subject to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, and you shall remain an employee of the Company until May 31, 2014 (the “Term”). In addition to the duties normally assigned to an Executive Chairman of a publicly-traded corporation, you agree to provide transition and other related services to the Company from the Termination Date through December 31, 2013 (the “Transition Period”) to provide an effective transition of your executive responsibilities to the Company’s incoming Chief Executive Officer and President. You and the Company agree that the anticipated level of all services that you will perform for the Company during the Term will be in excess of 20% of the average level of services that you had performed for the Company during the three-year period prior to the Termination Date.

Compensation. During the Transition Period, your compensation and benefits arrangements will continue at the same level that they have been during 2013 up to the beginning of the Transition Period. From the end of the Transition Period through the later of (a) the 2014 Annual Meeting of Stockholders and (b) May 31, 2014 (the remainder of the Term), you shall be compensated at a rate of $40,000 per month and your welfare benefits and perquisite arrangements will continue at the same level that they were during 2013. For the avoidance of doubt, you will not participate in the Company’s annual incentive program or be eligible to participate in the Company’s long-term incentive programs and you will be entitled to no additional compensation for your services following the Termination Date except as set forth in this letter agreement or as otherwise approved by the Compensation Committee of the Board of Directors.

Executive Severance Plan and Amended and Restated Executive Severance Agreement. You and the Company hereby acknowledge and agree that your voluntary retirement as Chief Executive Officer and President of the Company does not entitle you to any benefits under the Executive Severance Plan or your Amended and Restated Executive Severance Agreement, dated as of December 15, 2011. Accordingly, effective on the Termination Date, you shall cease to participate in the Executive Severance Plan and your Amended and Restated Executive Severance Agreement shall terminate; provided, however, you acknowledge that you shall continue to be bound by the covenants set forth in Article 10 of the Amended and Restated Executive Severance Agreement including, without limitation, the non-competition, non-solicitation and confidentiality covenants set forth therein. Please note that your retirement as Chief Executive Officer and President will not impact the termination or change in control provisions included in your outstanding equity awards with the Company.

Again, thank you for your many years of dedicated service to the Company and your agreement to assist the Company in its leadership transition.

Sincerely,

JOHN BEAN TECHNOLOGIES CORPORATION

By:	/James E. Goodwin/
Lead Director, on Behalf of the Board of Directors

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/Charles H. Cannon, Jr./

CHARLES H. CANNON, JR.